EXHIBIT 99.1

For more information contact:	Analysts – Andy Taylor (206) 539-3907
Media - Nancy Thompson (919) 861-0342

Weyerhaeuser reports first quarter results

•	Achieved net earnings of $771 million, or $1.03 per diluted share, and net earnings before special items of $978 million, or $1.31 per diluted share
•	Generated record first quarter Adjusted EBITDA of $1.5 billion
•	Returned over $1.3 billion of cash to shareholders
•	Signed first carbon capture and storage agreement for project in Louisiana

SEATTLE, April 29, 2022 – Weyerhaeuser Company (NYSE: WY) today reported first quarter net earnings of $771 million, or $1.03 per diluted share, on net sales of $3.1 billion. This compares with net earnings of $681 million, or 91 cents per diluted share, on net sales of $2.5 billion for the same period last year and net earnings of $416 million for the fourth quarter of 2021. Excluding an after-tax charge of $207 million for special items, the company reported first quarter net earnings of $978 million, or $1.31 per diluted share. This compares with net earnings before special items of $367 million for the fourth quarter of 2021. There were no special items in first quarter 2021.

Adjusted EBITDA for the first quarter of 2022 was $1.5 billion compared with $1.1 billion for the same period last year and $674 million for the fourth quarter of 2021.

“I am extremely proud of our first quarter results,” said Devin W. Stockfish, president and chief executive officer. “Our teams delivered the company’s strongest first quarter Adjusted EBITDA on record notwithstanding ongoing operational and supply chain challenges. In addition, we increased our base dividend by 5.9 percent and refinanced $900 million of debt in the quarter. We’ve also made meaningful progress towards our multi-year growth targets with the signing of our first carbon capture and storage agreement. Looking forward, we remain constructive on the demand fundamentals that will drive growth for our businesses and are well positioned to deliver superior long-term value and returns for our shareholders.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2021	2022	2021
(millions, except per share data)	Q4	Q1	Q1
Net sales	$2,206	$3,112	$2,506
Net earnings	$416	$771	$681
Net earnings per diluted share	$0.55	$1.03	$0.91
Weighted average shares outstanding, diluted	751	749	750
Net earnings before special items(1)(2)	$367	$978	$681
Net earnings per diluted share before special items(1)	$0.49	$1.31	$0.91
Adjusted EBITDA(1)	$674	$1,497	$1,101
Net cash from operations	$494	$957	$698
Adjusted FAD(3)	$181	$850	$645
(1)

Net earnings before special items is a non-GAAP measure that management believes provides helpful context in understanding the company’s earnings performance. Additionally, Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income adjusted for depreciation, depletion, amortization, basis of real estate sold and special items. Net earnings before special items and Adjusted EBITDA should not be considered in isolation from, and are not intended to represent an alternative to, our GAAP results. Reconciliations of net earnings before special items and Adjusted EBITDA to GAAP earnings are included within this release.

(2)

First quarter 2022 after-tax special items include a loss on debt extinguishment of $207 million. Special items for prior periods presented are included in the reconciliation tables within this release.

(3)

Adjusted Funds Available for Distribution (Adjusted FAD) is a non-GAAP measure that management uses to evaluate the company’s liquidity. Adjusted FAD, as we define it, is net cash from operations adjusted for capital expenditures and significant non-recurring items. Adjusted FAD measures cash generated during the period (net of capital expenditures and significant non-recurring items) that is available for dividends, repurchases of common shares, debt reduction, acquisitions, and other discretionary and nondiscretionary capital allocation activities. Adjusted FAD should not be considered in isolation from, and is not intended to represent an alternative to, our GAAP results. A reconciliation of Adjusted FAD to net cash from operations is included within this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2021	2022
(millions)	Q4	Q1	Change
Net sales	$565	$626	$61
Net contribution to pretax earnings	$110	$182	$72
Adjusted EBITDA	$176	$247	$71

Q1 2022 Performance – In the West, fee harvest volumes were significantly higher than the fourth quarter and per unit log and haul costs were lower due to the seasonal transition to lower elevation harvest activity. Domestic sales realizations and sales volumes were significantly higher. Export sales realizations were significantly higher, driven by strong demand in Japan, while export sales volumes were significantly lower as the company shifted volume from China to the domestic market to capitalize on strong pricing. In the South, sales realizations for sawlogs and fiber logs were slightly higher, while fee harvest volumes were seasonally lower. Per unit log and haul costs were moderately higher, primarily due to fuel-related transportation costs. Forestry and road costs decreased seasonally.

Q2 2022 Outlook – Weyerhaeuser anticipates second quarter earnings before special items and Adjusted EBITDA will be significantly lower than the first quarter, but higher than any other quarter since fourth quarter 2018. In the West, the company expects comparable fee harvest volumes, slightly lower sales realizations, and significantly higher per unit log and haul costs. In the South, the company expects comparable sales realizations and moderately higher fee harvest volumes and per unit log and haul costs. Forestry and road costs will be seasonally higher.

REAL ESTATE, ENERGY & NATURAL RESOURCES

FINANCIAL HIGHLIGHTS	2021	2022
(millions)	Q4	Q1	Change
Net sales	$59	$128	$69
Net contribution to pretax earnings	$36	$81	$45
Adjusted EBITDA	$49	$116	$67

Q1 2022 Performance – Earnings and Adjusted EBITDA increased from the fourth quarter due to higher real estate sales. The number of acres sold increased significantly due to the timing of transactions, and the average price per acre decreased due to the mix of properties sold.

Q2 2022 Outlook – Weyerhaeuser anticipates second quarter earnings will be comparable to second quarter 2021 and Adjusted EBITDA will be slightly higher than second quarter 2021. The company expects the average basis as a percentage of sales and acres sold to be higher year over year.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2021	2022
(millions)	Q4	Q1	Change
Net sales	$1,718	$2,519	$801
Net contribution to pretax earnings	$516	$1,182	$666
Pretax benefit for special items	$(50)	$—	$50
Net contribution to pretax earnings before special items	$466	$1,182	$716
Adjusted EBITDA	$517	$1,233	$716

Q1 2022 Performance – Sales realizations for lumber and oriented strand board increased 76 percent and 61 percent, respectively, compared with fourth quarter averages. Production volumes for lumber were moderately higher due to less weather-related downtime and planned maintenance, while sales volumes were slightly lower as a result of ongoing transportation disruptions. Log costs were significantly higher, primarily for western logs. Production volumes for oriented strand board were slightly higher due to less planned maintenance, sales volumes were moderately higher, and fiber costs were significantly higher. Sales realizations for engineered wood products improved from the fourth quarter, which was partially offset by moderately higher raw material costs, primarily for oriented strand board webstock and resin. Distribution margins improved across all products.

Q2 2022 Outlook – Weyerhaeuser anticipates second quarter earnings and Adjusted EBITDA will be higher than the first quarter, excluding the effect of changes in average sales realizations for lumber and oriented strand board. The company expects significantly higher sales volumes for lumber, as well as moderately lower log costs and unit manufacturing costs. For oriented strand board, the company expects moderately higher sales volumes, comparable fiber costs, and slightly lower unit manufacturing costs. Engineered wood products production and sales volumes are expected to be significantly higher with comparable sales realizations, partially offset by significantly higher raw material costs, primarily for oriented strand board webstock. Distribution commodity product margins are expected to be significantly lower.

UNALLOCATED

FINANCIAL HIGHLIGHTS	2021	2022
(millions)	Q4	Q1	Change
Net charge to pretax earnings	$(57)	$(117)	$(60)
Pretax benefit for special items	$(15)	$—	$15
Net charge to pretax earnings before special items	$(72)	$(117)	$(45)
Adjusted EBITDA	$(68)	$(99)	$(31)

Q1 2022 Performance – First quarter results include a $59 million noncash charge for the elimination of intersegment profit in inventory and LIFO due to elevated levels of high-value inventory.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control approximately 11 million acres of timberlands in the U.S. and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products in North America. Our company is a real estate investment trust. In 2021, we generated $10.2 billion in net sales and employed approximately 9,200 people who serve customers worldwide. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on April 29, 2022 to discuss first quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on April 29, 2022.

To join the conference call from within North America, dial 877-407-0792 (access code: 13724914) at least 15 minutes prior to the call. Those calling from outside North America should dial 201-689-8263 (access code: 13724914). Replays will be available for two weeks at 844-512-2921 (access code: 13724914) from within North America, and at 412-317-6671 (access code: 13724914) from outside North America.

FORWARD-LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, with respect to our outlook and expectations concerning the following: earnings and Adjusted EBITDA for the company and for each of our businesses; log sales realizations; log and haul, forestry and road costs and expenses; fee harvest volumes; basis as a percentage of sales and acres to be sold; sales volumes, realizations, manufacturing and materials costs for our Wood Products lines; distribution commodity product margins and demand fundamentals affecting our business; and long-term shareholder value and returns. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often involve use of words and expressions such as “anticipate,” “expect,” “looking forward,” “planned,” “will,” and similar words and expressions. They may use the positive, negative or another variation of those and similar words and expressions. These forward-looking statements are based on our current expectations and assumptions and are not guarantees of future events or performance. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

●

the effect of general economic conditions, including employment rates, interest rate levels, inflation, housing starts, general availability of financing for home mortgages and the relative strength of the U.S. dollar;

●	the effect of COVID-19 and other viral or disease outbreaks and their potential effects on our business, results of operations, cash flows, financial condition and future prospects;
●

market demand for the company's products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;

●	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Japanese yen, the Chinese yuan, and the Canadian dollar, and the relative value of the euro to the yen;
●	restrictions on international trade and tariffs imposed on imports or exports;
●	the availability and cost of shipping and transportation;
●	economic activity in Asia, especially Japan and China;
●	performance of our manufacturing operations, including maintenance and capital requirements;
●	potential disruptions in our manufacturing operations;
●	the level of competition from domestic and foreign producers;
●	the successful execution of our internal plans and strategic initiatives, including restructuring and cost reduction initiatives;
●	our ability to hire and retain capable employees;
●

the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals or the occurrence of any event, change or other circumstances that could give rise to a termination of any acquisition or divestiture transaction under the terms of the governing transaction agreements;

●	raw material availability and prices;
●	the effect of weather;
●	changes in global or regional climate conditions and governmental response to such changes;
●	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
●	energy prices;
●	transportation and labor availability and costs;
●	federal tax policies;
●	the effect of forestry, land use, environmental and other governmental regulations;
●	legal proceedings;
●	performance of pension fund investments and related derivatives;

●	the effect of timing of employee retirements as it relates to the cost of pension benefits and changes in the market price of our common stock on charges for share-based compensation;
●	the accuracy of our estimates of costs and expenses related to contingent liabilities and the accuracy of our estimates of charges related to casualty losses;
●	changes in accounting principles; and
●

other risks and uncertainties identified in our 2021 Annual Report on Form 10-K, as well as those set forth from time to time in our other public statements, reports, registration statements, prospectuses, information statements and other filings with the SEC.

It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS

We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income (loss) for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2021:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$416
Interest expense, net of capitalized interest					77
Income taxes					112
Net contribution (charge) to earnings	$110	$36	$516	$(57)	$605
Non-operating pension and other post-employment benefit costs	—	—	—	5	5
Interest income and other	—	—	—	(1)	(1)
Operating income (loss)	110	36	516	(53)	609
Depreciation, depletion and amortization	66	4	51	—	121
Basis of real estate sold	—	9	—	—	9
Special items included in operating income (loss)(1)(2)	—	—	(50)	(15)	(65)
Adjusted EBITDA	$176	$49	$517	$(68)	$674
(1)	Operating income (loss) for Wood Products includes pretax special items consisting of a $37 million product remediation recovery and a $13 million insurance recovery.
(2)	Operating income (loss) for Unallocated Items includes a pretax special item consisting of a $15 million noncash legal benefit.

The table below reconciles Adjusted EBITDA for the quarter ended March 31, 2022:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$771
Interest expense, net of capitalized interest					72
Loss on debt extinguishment(1)					276
Income taxes					209
Net contribution (charge) to earnings	$182	$81	$1,182	$(117)	$1,328
Non-operating pension and other post-employment benefit costs	—	—	—	15	15
Interest income and other	—	—	—	1	1
Operating income (loss)	182	81	1,182	(101)	1,344
Depreciation, depletion and amortization	65	4	51	2	122
Basis of real estate sold	—	31	—	—	31
Adjusted EBITDA	$247	$116	$1,233	$(99)	$1,497
(1)	Loss on debt extinguishment is a pretax special item related to the early extinguishment of $931 million of debt.

The table below reconciles Adjusted EBITDA for the quarter ended March 31, 2021:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$681
Interest expense, net of capitalized interest					79
Income taxes					189
Net contribution (charge) to earnings	$108	$66	$840	$(65)	$949
Non-operating pension and other post-employment benefit costs	—	—	—	8	8
Interest income and other	—	—	—	(1)	(1)
Operating income (loss)	108	66	840	(58)	956
Depreciation, depletion and amortization	64	3	49	2	118
Basis of real estate sold	—	27	—	—	27
Adjusted EBITDA	$172	$96	$889	$(56)	$1,101

RECONCILIATION OF NET EARNINGS BEFORE SPECIAL ITEMS TO NET EARNINGS

We reconcile net earnings before special items to net earnings and net earnings per diluted share before special items to net earnings per diluted share, as those are the most directly comparable U.S. GAAP measures. We believe the measures provide meaningful supplemental information for investors about our operating performance, better facilitate period to period comparisons and are widely used by analysts, lenders, rating agencies and other interested parties.

The table below reconciles net earnings before special items to net earnings:

	2021	2022	2021
(millions)	Q4	Q1	Q1
Net earnings	$416	$771	$681
Loss on debt extinguishment	—	207	—
Insurance recovery	(9)	—	—
Legal benefit	(12)	—	—
Product remediation recovery	(28)	—	—
Net earnings before special items	$367	$978	$681

The table below reconciles net earnings per diluted share before special items to net earnings per diluted share:

	2021	2022	2021
	Q4	Q1	Q1
Net earnings per diluted share	$0.55	$1.03	$0.91
Loss on debt extinguishment	—	0.28	—
Insurance recovery	(0.01)	—	—
Legal benefit	(0.01)	—	—
Product remediation recovery	(0.04)	—	—
Net earnings per diluted share before special items	$0.49	$1.31	$0.91

RECONCILIATION OF ADJUSTED FAD TO NET CASH FROM OPERATIONS

We reconcile Adjusted FAD to net cash from operations, as that is the most directly comparable U.S. GAAP measure. We believe the measure provides meaningful supplemental information for investors about our liquidity.

The table below reconciles Adjusted FAD to net cash from operations:

	2021	2022	2021
(millions)	Q4	Q1	Q1
Net cash from operations	$494	$957	$698
Capital expenditures	(218)	(70)	(53)
Adjustments to FAD(1)	(95)	(37)	—
Adjusted FAD	$181	$850	$645
(1)

Adjustments to FAD include a $37 million product remediation insurance recovery received in first quarter 2022 and a $95 million tax refund received in fourth quarter 2021 associated with our $300 million voluntary contribution to our U.S. qualified pension plan in 2018.